UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

                                   INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant |X| Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|   Preliminary Proxy Statement

|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

|x|   Definitive Proxy Statement

|_|   Definitive Additional Materials

|_|   Soliciting Material Pursuant to ss.230.14a-12

                               DK INVESTORS, INC.
                (Name of Registrant as Specified In Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|x| No fee required.

|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      1) Title of each class of securities to which transaction applies:

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      2) Aggregate number of securities to which transaction applies:

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      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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      4) Proposed maximum aggregate value of transaction:

      --------------------------------------------------------------------------
      5) Total fee paid:

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|_| Fee paid previously with preliminary materials:

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1) Amount Previously Paid:

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      2) Form, Schedule or Registration Statement No.:

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      3) Filing Party:

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      4) Date Filed:

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                               DK INVESTORS, INC.
                               205 Lexington Ave.
                             New York, NY 10016-6022

                                                December 3, 2003

Dear Shareholder:

      You are cordially invited to attend a Special Meeting of Shareholders (the "Special Meeting") of DK Investors, Inc. (the "Fund") to be held on Wednesday, December 17, 2003 at 10:00 A.M., New York time, at the offices of Pomeranz Gottlieb & Mushkin, LLC, 205 Lexington Avenue, New York, New York 10016-6022.

      The attached Notice of Special Meeting and Proxy Statement describe the formal business to be transacted at the Special Meeting.

      You will be asked to consider and vote upon two proposals (the "Proposals"). The first Proposal is to sell all the assets of the Fund and distribute the net proceeds to the shareholders reserving only sufficient cash to cover anticipated expenses. The First Proposal is set forth more fully in the attached Plan of Liquidation (the "Plan") adopted by the Board of Directors of the Fund. The Second Proposal is a proposal to maintain the existence of the corporation as a shell until such time as the directors are able to recommend that the corporation acquire another business and/or new capital. The Second Proposal will not be implemented unless the First Proposal is adopted. The search for another business may take several years and may result in a reverse merger in which the present shareholders will turn over control of the corporation to new controlling shareholders in exchange for an interest in the reconstituted entity. The Board of Directors of the Fund recommends a vote FOR approval of both Proposals, as more fully set forth in the Proxy Statement. These Proposals and the reasons the Directors believe their adoption is in the best interests of the shareholders are set forth in the attached Proxy Statement.

      If you have any questions regarding the voting of your shares, please call the Corporate Secretary at: 212-779-4233.

      Thank you for your cooperation.


                                                Sincerely,


                                                Harry Nadler
                                                Executive Vice President


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

                               DK INVESTORS, INC.
                               205 Lexington Ave.
                          NEW YORK, NEW YORK 10016-6022

                                   ----------
                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD December 3, 2003
                                   ----------

      A Special Meeting of Shareholders of DK INVESTORS, INC. (the "Fund"), a New York corporation, will be held on Wednesday, December 17, 2003 at 10:00 A.M., New York time, at the offices of Pomeranz Gottlieb & Mushkin, LLC, 205 Lexington Avenue, New York, New York 10016-6022, for the following purposes:


1. To consider and vote upon the Plan of Complete Liquidation (the "Plan") adopted by the Board of Directors of the Fund, attached as Exhibit A, pursuant to which all the assets of the Fund will be sold pursuant to the Plan, and the net proceeds distributed to the shareholders reserving only cash deemed sufficient to cover anticipated expenses of the Fund.


2. To consider and vote upon a resolution to maintain the existence of the corporation as a shell until such time as: 1) the directors are able to recommend that the corporation acquire another business and/or new capital; or
2) until the Board of Directors determines to dissolve the corporation.


3. To transact such other business as may properly come before the meeting or any adjournments thereof.


      The Board of Directors (the "Board") has determined that the complete liquidation of the Fund in accordance with the terms of the Plan is in the best interests of the Fund and its shareholders. The Board has also determined that it is in the best interests of the shareholders to maintain the existence of the corporation as a shell until such time as the directors are able to recommend that the corporation acquire another business and/or new capital. The search for another business may take several years and may result in a reverse merger in which the present shareholders will turn over control of the corporation to new controlling shareholders in exchange for an interest in the reconstituted entity. If a satisfactory business acquisition and/or new capital cannot be found in that period of time, the Board will be empowered to dissolve the corporation under New York State law. The Board of Directors of the Fund recommends a vote FOR approval of both Proposals. Subject to receipt of the requisite shareholder approval and the determination that the Fund has sufficient liquid assets to meet its existing and anticipated liabilities, shareholders can expect to receive one or more liquidating distributions, in cash, as soon as reasonably practicable. There is no minimum distribution to shareholders.


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      The Board of Directors has fixed the close of business on December 3,
2003, as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting or any adjournments thereof.

      The 7 holders of a total of 679,432 shares (approximately 58% of the shares outstanding) have indicated they will vote in favor of both Proposals.

      If you have any questions regarding the voting of your shares, please call the Corporate Secretary at: 212-779-4233.

                        By order of the Board of Directors,


                        Harry Nadler
                        EXECUTIVE VICE PRESIDENT

Dated: December 3, 2003

                                    IMPORTANT

UNLESS YOU EXPECT TO BE PRESENT AT THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED FOR THAT PURPOSE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOUR PROMPT RESPONSE WILL ASSURE A QUORUM AT THE SPECIAL MEETING, THEREBY SAVING YOUR FUND THE EXPENSE OF FURTHER SOLICITATION OF PROXIES.


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

                               DK INVESTORS, INC.
                               205 Lexington Ave.
                          NEW YORK, NEW YORK 10016-6022

                                   ----------
                                 PROXY STATEMENT
                                       FOR
                         SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD December 17, 2003
                                   ----------

                               GENERAL INFORMATION

GENERAL

      The Board of Directors of DK INVESTORS, INC. (the "Fund") solicits the proxies of the holders of the Fund's common stock for use at the Special Meeting of Shareholders of the Fund (the "Special Meeting") to be held on Wednesday, December 17, 2003 at 10:00 A.M., New York time, at the offices of Pomeranz Gottlieb & Mushkin, LLC, 205 Lexington Avenue, New York, New York 10016-6022. This Proxy Statement and the form of proxy enclosed herewith were first mailed to shareholders on or about December 4, 2003.

      The cost of soliciting the proxies will be borne by the Fund. Directors, officers and regular employees of the Fund may solicit proxies by telephone, telegram or personal interview. The Fund will, upon request, bear the reasonable expenses of brokers, banks and their nominees who are holders of record of the Fund's shares of common stock on the record date incurred in mailing copies of this Notice of Special Meeting of Shareholders and Proxy Statement and the enclosed form of proxy to the beneficial owners of the Fund's shares of common stock.

      If you have any questions regarding the voting of your shares, please call the Corporate Secretary at 212-779-4233.

REVOCABILITY AND VOTING OF PROXY

      Any shareholder who executes and delivers a proxy may revoke it by delivering a later dated proxy at any time prior to its use or by voting in person at the Special Meeting. If the enclosed proxy is properly executed and returned in time to be voted at the Special Meeting, the shares represented thereby will be voted in accordance with the instructions marked on the proxy. If no instructions are marked on the proxy, the proxy: 1) will be voted FOR approval of the Plan of Liquidation; 2) FOR approval of the Proposal to maintain the corporate existence of the company as a shell until such time as the directors are able to recommend the corporation acquire another business and/or capital, or alternatively that it be dissolved, and 3) in accordance with the judgment of the persons appointed as proxies upon any other matter which may properly come before the Special Meeting.

      All proxies sent to the Fund to be voted at the Special Meeting will be voted if received prior to the Special Meeting. Votes shall be tabulated by the Fund's transfer agent, American Stock


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Transfer & Trust Company. A quorum is constituted by the presence in person or represented by proxy of the holders of more than 50% of the outstanding shares of the Fund entitled to vote at the Special Meeting. Shareholders should note that while votes to abstain and broker "non-votes" (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares on a particular matter with respect to which the brokers or nominees do not have discretionary power) will count toward establishing a quorum, passage of any Proposal being considered at the Special Meeting will occur only if a sufficient number of votes are cast for the Proposal. Accordingly, votes to abstain, broker "non-votes" and votes against a Proposal will have the same effect in determining whether the Proposals are approved.

      In the event that the necessary quorum to transact business is not obtained at the Special Meeting, or in the event that a sufficient number of votes in favor of any Proposal set forth in the Notice of Special Meeting of Shareholders are not received prior to the Special Meeting, the persons named in the enclosed form of proxy may propose one or more adjournments of the Special Meeting to permit further solicitation of proxies. Any such adjournments will require the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the session of the Special Meeting to be adjourned. If the necessary quorum is not obtained, the persons named as proxies will vote in favor of adjournment. If the necessary quorum is obtained, but the vote required to approve a Proposal is not obtained, the persons named in the enclosed form of proxy will vote in favor of such adjournment those proxies which are required to be voted in favor of the Proposal for which further solicitation of proxies is made. They will vote against any such adjournments those proxies which are required to be voted against such Proposal for which further solicitation of proxies is made. The costs of any such additional solicitation and of any adjourned session will be borne by the Fund.

RECORD DATE AND VOTING RIGHTS

      Only holders of issued and outstanding shares of the Fund's common stock of record at the close of business on December 3, 2003 are entitled to notice of, and to vote at, the Special Meeting. Each such holder is entitled to one vote per share of common stock so held on all business to be transacted at the Special Meeting and any adjournments thereof. There is one class of stock. As of the record date, there were 1,175,614 shares of common stock outstanding.

      The presence in person or by proxy of the holders of a majority of the outstanding shares of the Fund will constitute a quorum. For purposes of the vote on both Proposals, abstentions and broker non-votes will have the same effect as a vote against the Proposal but will be counted toward the presence of a quorum. Unless a contrary specification is made, the accompanying Proxy Card will be voted FOR approval of the Plan.

COPIES OF THE FUND'S ANNUAL REPORT AND MOST RECENT SEMI-ANNUAL REPORT ARE AVAILABLE FREE OF CHARGE TO ANY SHAREHOLDER. IN ADDITION TO APPEARING ON THE SECURITIES AND EXCHANGE COMMISSIONS' WEBSITE FOR COMPANY FILINGS AT http://www.sec.gov, THEY MAY BE ORDERED BY WRITING DK INVESTORS, INC., 205 LEXINGTON AVE., NEW YORK, NEW YORK 10016-6022 OR CALLING 800-937-5449.


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

PROPOSAL NO. 1: ADOPTION OF A PLAN TO SELL THE ASSETS OF THE FUND AND DISTRIBUTE THE NET PROCEEDS OF THE SALE TO THE SHAREHOLDERS IN LIQUIDATION OF THE FUND.

BACKGROUND

      The Fund is a non-diversified, closed-end management investment company, which was incorporated under the laws of the State of New York in 1934. It is registered under the Investment Company Act of 1940 (the "Act"). It went public in 1961 and was known as Donnkenny, Inc. until 1978 when it sold its assets in the women's apparel business, retained the net proceeds, and registered as an investment company. In accordance with its prospectus the investment policy of the Fund has been, and is, to invest in highly rated tax exempt municipal and state securities and distribute the net income as a quarterly dividend.

      The Fund has assets of approximately $15,000,000. That is a very small amount of capital to maintain a viable closed end investment company which invests only in tax exempt bonds given the administrative expenses which must be incurred to maintain the Fund. Among other things, those expenses consist of the costs of an independent investment adviser, legal, accounting, and printing expenses. The Fund must replace its bonds as portfolio investments mature or are called. In the last few years the interest rate available on the municipal and state bonds in which the Fund invests has dropped to a point where it has become more and more difficult for a small investment fund such as DK Investors, Inc. to invest and reinvest in highly rated bonds which will produce a yield sufficient to justify the administrative expenses which must be incurred to maintain the Fund. The Board explored the alternative of finding a registered investment company merger partner with the same investment policy, but found that the costs which would be imposed on the Fund in such a merger would not justify that alternative.

      The Funds' common stock has been dropped from the NASDAQ market in the last few years and is now listed only on the over-the-counter Bulletin Board and Pink Sheet markets. Only 11,000 shares of the Fund were traded in that market in 2002. That is such a small turnover as to indicate that the market for the Fund's shares is extremely thin. Moreover, the market price offered for the shares is believed to reflect the low trading level; and is at this date substantially below the net asset value ("NAV") of the Fund's shares as of the date of its last financial statements. The Board believes that there are alternative investments available in tax exempt securities which provide better opportunities for shareholders currently invested in the Fund.

THE BOARD OF DIRECTORS' RECOMMENDATION

      The Board of Directors of the Fund, after much consideration, and in light of the desires of the controlling shareholders, has decided to recommend the sale of all the Fund's assets pursuant to a Plan of Liquidation and the distribution of the net proceeds to the shareholders. At a special meeting held on November 19, 2003, the Board decided to recommend liquidation of the assets and distribution of the net proceeds because it believes that such a course of action now would be in the shareholders' best interests. In so recommending the Board cited the following factors: the uncertain state of the economy, the low interests rates now available, the small size of the Fund, the high relative cost of maintaining the Fund, the lack of an active market for the shares of the Fund, the lack of liquidity of the Fund's shares, and the availability of alternative investment opportunities in tax exempt securities with more liquidity and a higher net yield on the capital invested.


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

      The Fund's most recent Annual Report for its fiscal year ended December 31, 2002 contains its audited financial statements and highlights the financial performance of the Fund. The market price and discount of the Fund's market price from its NAV for the last two years and the nine-month period ending September 30, 2003 is set forth in Exhibit B.

      Therefore, in analyzing the situation the Fund faces today, and the desires of the controlling shareholders, the Board has concluded that, in light of the present state of the bond market, its inherent uncertainty, the Fund's small size, and high expense ratio make a sale of the Fund's assets and distribution of the net proceeds to be in the shareholders' best interests. Liquidation will allow shareholders to realize net asset value for their investment in the Fund.

      The Board has reached this decision with considerable regret, because the Board continues to have confidence in the long-term prospects for the bond market. However, the Board's primary duty is to the Fund's shareholders and the Board believes it is in the shareholders' best interests to now recommend this course of action.

      Consequently, the Board has authorized a vote by shareholders on the attached Plan of Liquidation, which would be implemented promptly in the event of shareholder approval. The Plan is attached as Exhibit A to this Proxy Statement. If the Plan is approved by shareholders, the Fund's assets will be sold, creditors will be paid or reserves for such payments will be established, and the net proceeds of such sales will be distributed to shareholders in cash, pro rata in accordance with their shareholdings. Therefore, in the event of a liquidation, the Fund's shareholders will receive the net asset value for their shares without any discount from market price.

      If Proposal 1 is also approved, the Fund will deregister under the Investment Company Act. If Proposal 2 is not approved, the Fund will file Articles of Dissolution with the State of New York and will no longer exist. If Proposal 2 is approved, the company will remain in existence as a shell corporation. For other consequences see the discussion of Proposal 2.

           THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS OF THE
                FUND VOTE FOR APPROVAL OF THE PLAN OF LIQUIDATION

REQUIRED VOTE

      THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF THE FUND ENTITLED TO VOTE THEREON IS NEEDED TO APPROVE PROPOSAL 1.

      The 7 holders of a total of 679,432 shares (approximately 58% of the shares outstanding) have indicated they will vote in favor of Proposal 1.


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

PROPOSAL 2 - ADOPTION OF A RESOLUTION TO MAINTAIN THE EXISTENCE OF THE CORPORATION AS A SHELL UNTIL SUCH TIME AS: 1) THE DIRECTORS ARE ABLE TO RECOMMEND THAT THE CORPORATION ACQUIRE ANOTHER BUSINESS AND/OR NEW CAPITAL; OR
2) UNTIL THE BOARD OF DIRECTORS DETERMINES TO DISSOLVE THE CORPORATION.

BACKGROUND

      Upon the distribution of the proceeds of the assets of the Fund, except for a reserve to cover expenses incurred or anticipated to be incurred, the shareholders will hold shares in a shell corporation. There are two scenarios for the disposition of the corporation. A. should the corporation be dissolved; or B. should the existence of the corporation be maintained as a corporate shell?

      In order to understand these alternatives, bear in mind that the corporation has four registrations: 1) as a corporation organized under the laws of New York, 2) as a registrant of shares under the Securities Act of 1933 ('33
Act), 3) as a registrant under the Securities Exchange Act of 1934 ('34 Act), and 4) as a registrant under the Investment Company Act of 1940 ('40 Act). Under the '33 Act shares held by members of the public are freely tradable on the public market. Under the '34 Act, the company is required to file reports periodically with the Securities and Exchange Commission. Under the '40 Act, the company is eligible to act as an investment company and is regulated by the S.E.C. In both of the two scenarios the company will deregister under the Investment Company Act of 1940 and cease to be a regulated investment company.

      A. Dissolution of the Corporation.In the first scenario, the corporation would also deregister under the Securities Exchange Act of 1934 and dissolve in accordance with the New York Business Corporation laws. Thereafter, the corporation would cease to exist.

      B. Maintenance of the Corporation as a Shell. In the second scenario, the corporate existence of the company would be maintained. It will remain a public company and the price of its shares will remain eligible for quotation on the NASD Over-the-Counter Bulletin Board, www.otcbb.com, and for quotations to be advertised on the pinksheets, www.pinksheets.com. However, since the company will not be conducting any ongoing business, the Board anticipates that the price of the stock will be nominal. In this second scenario the company has two alternatives as to its registration as a reporting company under the Securities Exchange of 1934. It will be eligible to deregister as a reporting company but it could continue as a voluntary reporting registrant.

      If the company remains a '34 Act reporting company, it will be required to file quarterly reports and an audited annual report with the SEC. The annual report would be distributed to the shareholders along with a notice of meeting of shareholders. Preparing and filing these reports requires some expenditure, and some funds, approximately $50,000, would be reserved out of the proceeds of the liquidation, to cover anticipated costs for around two years. If the company deregisters under the '34 Act its shares would not be eligible for quotation on the NASD's Bulletin Board market, but the company would be able to maintain the quotable status of its shares on the Pink Sheets. It would maintain the quotable status of its shares by sending annual reports to its shareholders, providing other information to its shareholders and providing this information to broker-dealers interested in making a market in the company, and otherwise facilitating brokers complying with SEC Rule 15c-2(11) under the '34 Act. The company's cost of facilitating


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

broker's compliance with Rule 15c-2(11) will be less than if the company remains a registrant under the '34 Act.

      If Proposal 2 is adopted, the decision whether to maintain registration under the '34 Act, and/or whether to provide brokers with the materials they must have under Rule 15c-2(11) to trade the shares, will be in the discretion of the Board of Directors. From time to time the Board may reconsider the issue.

      Why maintain the corporate shell? Since the meltdown of the hot issues market, commencing around the autumn of 2001, underwriters have become very weary of taking small companies public. Since the passage of the Sarbanes-Oxley Act in July 2002, the cost of going public and maintaining a company as a public entity has become much higher. These and other factors have generated greater interest in the market for public corporate shells. Corporate shells afford an opportunity to those who wish to go public with relative speed. The typical transaction is for owners of working assets to exchange those assets for a controlling interest in the shell. Sometimes, the assets are those of a substantial going concern and sometimes they are merely the ideas and perhaps patents of a start-up operation. In any event, the interest in the company represented by the old shares is severely reduced but usually the old shares do end up representing some interest in the reconstituted entity.

      The market for corporate shells is not well organized. As in any marketing effort, in this market, the existing controlling interests of the shell, the sellers, must let the market know the shell is available, and the buyers must seek out a shell. When the parties meet, the sellers investigate the acquirers and determine who and what they will accept into the shell, and the buyers investigate the shell. The shell may not be attractive to the asset holder which the shell wishes to attract, and vice versa. Many factors come into play. The sellers look for acquirers who will make the reconstituted company into one the shares of which will be of value in the foreseeable future. Acquirers look for the highest quality shell they can find with the largest group of public shareholders. The quality of many available public corporate shells is questionable. Assets holders look for "clean" shells. A clean shell is one that does not carry the risk of claims from the prior operating business. Many available shells were operating companies which ceased to do business. If the shell did not go through a bankruptcy proceeding there is the risk to new investors that old claims may be asserted against the newly invested assets, a consequence that new controlling shareholders certainly wish to avoid. These are not clean shells. Others are companies which have gone through bankruptcy proceeds. These shells may be clean but they bear the stigma of bankruptcy.

      The Board believes DK Investors, Inc. would be attractive to asset holders interested in going public by acquisition of a public shell. DK Investors, Inc. was incorporated in 1934 and conducted a women's apparel business under the name Donnkenny, Inc. until 1978 when it sold its working assets. Its activities have been most pedestrian for more than two decades, it has not had any litigation in that time, and has not gone through any bankruptcy proceeding. Although the Board believes the corporation would be an attractive vehicle for an acquirer desiring to go public by acquisition of a shell, there is no empirical evidence to support this view. Furthermore there is no assurance that maintaining the corporation to seek an acquirer will be successful, or that any acquirer will fulfill the prospects the parties to such a future transaction would anticipate.

      If a satisfactory business acquisition and/or new capital cannot be found in the period described above, the Board will be empowered by this Proposal to dissolve the corporation under New York State law.


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

THE BOARD OF DIRECTORS' RECOMMENDATION

      At its special meeting held on November 19, 2003, the Board decided to recommend that the corporation retain its incorporation and seek an acquirer of its corporate shell. In making this recommendation, it considered the factors discussed above under Proposal 2 - Background, and the desires of the controlling shareholders. It concluded that the expenditure to maintain the shell when considered in light of the possible opportunity to participate in a reconstituted company outweighs the alternative of the immediate dissolution of the corporate entity.

      If Proposal 2 is adopted it will leave to the Board the discretion to deregister as a '34 Act reporting company. Proposal 2 is as an adjunct to Proposal 1, the Board's recommendation to liquidate the assets of the Fund and to distribute the net proceeds. If Proposal 1 is not adopted Proposal 2 will not be implemented.

           THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS OF THE
                      FUND VOTE FOR APPROVAL OF PROPOSAL 2.

REQUIRED VOTE

THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF THE FUND ENTITLED TO VOTE THEREON IS NEEDED TO APPROVE PROPOSAL 2.

      The 7 holders of a total of 679,432 shares (approximately 58% of the shares outstanding) have indicated they will vote in favor of Proposal 2.

                         SUMMARY OF PLAN OF LIQUIDATION

      The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Plan of Liquidation (the "Plan"), which is attached hereto as Exhibit A. Shareholders are urged to read the Plan in its entirety.

      1. Effective Date of the Plan and Cessation of the Business of the Fund. The Plan will become effective (the "Effective Date") on the day after its adoption and approval by the shareholders of the Fund.

      Following the Effective Date, the Fund (i) will cease to invest its assets in accordance with its investment objective and will sell the portfolio securities it owns in order to convert its assets to cash; (ii) will not engage in any business activities except for the purposes of winding up the business and affairs of the Fund, preserving the value of assets of the Fund and distributing the proceeds of the sale of its assets to shareholders after the payment of (or reservation of assets for payment of) all liabilities and obligations of the Fund; (iii) the Fund will deregister as an investment company; and (iv) alternatively x) retain its corporate existence or y) dissolve in accordance with the laws of the State of New York if Proposal 2 is not approved. (Plan, Sections 2 and 10)


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

      2. Liquidating Distribution. The first distribution of the Fund's assets (the "First Distribution") is expected to consist of cash representing substantially all the assets of the Fund, less an estimated amount necessary to discharge any (a) unpaid liabilities and obligations of the Fund on the Fund's books on the First Distribution date, and (b) liabilities and obligations as the Board of Directors reasonably deem to exist against the assets of the Fund on the First Distribution date. The amount of the First Distribution, if and when it will be declared and paid, is uncertain. Any subsequent distribution will consist of cash from any assets remaining after the payment of liabilities and obligations, the proceeds of any sale of assets of the Fund under the Plan not sold prior to the First Distribution, and any other miscellaneous income of the Fund, less reserves for future expenses.

      Except for operating expenses, sums due to pay for securities and dividends once declared, the Fund does not incur debts. The Fund's operating expenses have been less than $20,000 per quarter during 2002 and 2003. On the First Distribution date, the Fund will have paid, or reserved to pay, any regular dividend then due and any liabilities of the Fund relating to the Plan. The liabilities of the Fund relating to the Plan are estimated at no more than $100,000, which includes legal, accounting, printing, mailing, soliciting and miscellaneous expenses, whether or not the liquidation and distribution contemplated by the Plan is carried out. The Fund will also reserve approximately $50,000 out of the proceeds of the liquidation, to cover anticipated costs for around two years.

      Each shareholder will receive liquidating distributions equal to the shareholder's proportionate interest in the net assets of the Fund. All shareholders will receive information concerning the sources of the liquidating distribution. (Plan, Section 6)

      3. Expenses. The Fund will bear all expenses incurred in carrying out the Plan. The current liabilities of the Fund relating to the Plan are estimated at no more than $100,000, which includes legal, accounting, printing, mailing, soliciting and miscellaneous expenses, whether or not the liquidation and distribution contemplated by the Plan is carried out. (Plan, Section 7)

      4. Amendment to the Plan. The Plan provides that the Board shall have the authority to authorize such variations from or amendments to the provisions of the Plan as may be necessary or appropriate to carry out the purposes of the Plan. (Plan, Section 11)

GENERAL INCOME TAX CONSEQUENCES

      The following is only a general summary of the federal income tax consequences of the Plan and is limited in scope. This summary is based on the federal tax laws and regulations in effect on the date of this Proxy Statement, all of which are subject to change by legislative or administrative action, possibly with retroactive effect. While this summary discusses the effect of certain federal income tax provisions on the Fund resulting from its liquidation and the distribution of its assets, the Fund has not sought a ruling from the Internal Revenue Service (the "IRS") with respect to the liquidation and distribution. The statements below are, therefore, not binding upon the IRS, and there can be no assurance that the IRS will concur with this summary or that the tax consequences to any shareholder upon receipt of a liquidating distribution will be as set forth below.

      The payment of liquidating distributions will be a taxable event to shareholders. The amount of the liquidating distribution will first be treated as a return of capital equal to the amount of the shareholder's adjusted basis in his or her Fund shares. Any amounts received in excess of the return of capital, including amounts received in subsequent liquidating distributions, are treated as gain on the exchange of stock. The gain will be a capital gain to the shareholder if the Fund shares are capital assets in the shareholder's hands and will be long-term if the Fund shares have been held for more than one year before the liquidating distribution is received.

      The Fund anticipates that it will retain its qualification as a regulated investment company under the Internal Revenue Code of 1986, as amended, during the liquidation period and, therefore, will not be taxed on any of its net income from the sale of its assets.

      The foregoing summary is generally limited to the material federal income tax consequences to shareholders who are individual United States citizens and who hold shares as capital assets. It does not address the federal income tax consequences to shareholders who are corporations, trusts, estates, tax-exempt organizations or non-resident aliens. This summary also does not address state or local tax consequences. Because the income tax consequences for a particular shareholder may vary depending on individual circumstances, each shareholder is urged to consult his or her own tax adviser concerning the federal, state and local tax consequences of receipt of a liquidating distribution.

         IMPACT OF THE PLAN ON THE FUND'S STATUS UNDER THE 1940 ACT AND
                                  NEW YORK LAW

      On the Effective Date, the Fund will cease doing business as a registered investment company and, as soon as practicable, will apply for deregistration under the 1940 Act. It is expected that the Securities and Exchange Commission (the "Commission") will issue an order approving the deregistration of the Fund if the Fund is no longer doing business as an investment company. Accordingly, the Plan provides for the eventual cessation of the Fund's activities as an investment company and its deregistration under the 1940 Act, and a vote in favor of the Plan will constitute a vote in favor of such a course of action. (Plan, Section 9)

      The Fund will prepare and file, in a timely manner, any and all required income tax returns and other documents and instruments. The Fund will file any and all other reports, documents and instruments necessary to terminate the regulation of the Fund and its business and affairs by the Commission and, if Proposition 2 is not approved, to dissolve the Fund under New York law, including the filing with the State of New York of Articles of Dissolution. As soon as practicable, after its deregistration as an investment company, the Fund will cancel its contract with its Investment Advisor in accordance with the terms of its contract with that company. Until the Fund's withdrawal as an investment company becomes effective, the Fund, as a registered investment company, will continue to be subject to and will comply with the 1940 Act.

APPRAISAL RIGHTS

      Shareholders will not be entitled to appraisal rights under New York law in connection with the Plan. (Plan, Section 13)

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

      As of December 3, 2003, no person owned of record or, to the knowledge of management, beneficially owned more than 5% of the outstanding shares of the Fund, except the following persons:

Share Ownership

      Based upon information provided by the Corporation's transfer agent and the officers and directors of the Corporation, the following table sets forth, as of March 31, 2003, all persons who beneficially owned more than 5% of the Corporation's Common Stock and the number of shares of the Corporation's Common Stock beneficially owned by all directors and officers of the Corporation as a group.

                                          Shares Held Both of Record
        Name and Address                       or Beneficially                  % of Class
        ----------------                       ---------------                  ----------

Trusts for the benefit of Elizabeth                354,532                         30.16
   Nadler, individually (1)                (100 shares are owned of record
   100 Sunrise Avenue                      by Murray Nadler, and 354,432
   Palm Beach, Florida                     owned by the trusts

E. Nadler Revocable Trust (1)(2)                    60,000                          5.10
   100 Sunrise Avenue
   Elizabeth Nadler, Trustee

Trust created under the Will of Ann                127,000                         10.80
Nadler(3)
   c/o Gene Nadler
   1050 Fifth Avenue
   New York NY 10028

Francine Yellon(4)                                  97,928                          8.83
   525 West 235th Street.
   Bronx, NY 10463

Sheila Nadler                                       90,656                          7.71
   15 West 72nd St.
   New York, NY 10023

Mona T. Armistead                                   66,077                          5.62
   26169 Rancho Manuella Lane
   Lose Altos Hills, CA 94022

Mary Alice T. Bodenhorst                            63,303                          5.38
   111 Crestview Dr.
   Abington, VA 24210

Officers and Directors as a Group (5)              117,674                         10.00

      (1) The trustees of the Trusts are Elizabeth Nadler, and her sons, Gene Nadler and Harry Nadler. Harry Nadler is a director and officer of DK. Harry Nadler owns 19,401 shares individually and Gene Nadler owns 20,226 shares, individually.

      (2) Effective in March, 2003, Elizabeth Nadler transferred all of the 60,000 shares owned by her to the E. Nadler Revocable Trust. She is the trustee and principal beneficiary.

      (3) The trustees of the Trust are Gene Nadler and Harry Nadler. See Footnote (1) above.

      (4) Includes 10,638 shares owned by Francine Yellon's husband, Leslie Yellon. Francine Yellon is a director of the corporation.

      (5) The directors owning shares are: Harry Nadler, 19,401; Francine Yellon, 97,928; and Angelo J. Balafas, 345 shares.

History of the Corporation and Family Relationships

DK Investors, Inc. was founded in 1934 by the father of Murray Nadler, and Leon Nadler. Glenn O. Thornhill became a major shareholder in the 1940s. DK became an investment company in 1978.

Ann Nadler was the wife of Leon Nadler. Leon Nadler and Ann Nadler are deceased. Sheila Nadler and Francine Yellon are the daughters of Leon and Ann Nadler. Murray Nadler is deceased. Elizabeth Nadler was the wife of Murray Nadler. Gene Nadler and Harry Nadler are the sons of Murray and Elizabeth Nadler. Francine Yellon, and Harry Nadler are directors of the Corporation.

Mona T. Armistead, Mary Alice T. Bodenhorst, Joyce T. Bruns and Glenn O. Thornhill, Jr. are the daughters and son of Glenn O. Thornhill. In November, 2001, the Estate of Glenn O. Thornhill, Jeffrey B. Bodenhorst, Executor, distributed all of the 156,071 shares of the corporation then held by the estate to the following people: Mona T. Armistead, 52,023 shares; Mary Alice T. Bodenhorst, 52,024 shares; Bruns Living Trust, Robert E. Bruns, Trustee, 52,024 shares. As a result of these transfers, the Estate of Glenn O. Thornhill ceased to be a shareholder of the corporation, and the named persons became holders, of record or beneficially, of the shares distributed. Prior to the transfer, Ms. Armistead, Ms. Bodenhorst and Mr. Thornhill were the holders, of record or beneficially of other shares of the corporation. Those other shares are included above.

                               INVESTMENT ADVISER

      The Fund's investment advisor is Wells Fargo Bank, N.A., ("Wells Fargo") a subsidiary of Wells Fargo & Company. Wells Fargo & Company is a diversified financial services company organized under the laws of Delaware and registered as a bank holding company and as a financial holding company. As of December 31, 2002, it was one of the largest bank holding companies in the United States. The parent of Wells Fargo is a public company the reports of which can be found on the EDGAR website of the Securities and Exchange Commission. The parent has its principal place of business at: 420 Montgomery St, Sixth & Marquette, San Francisco, CA 94163. The office of Wells Fargo, which manages the account is located at 301 University Avenue, Ste 301, Palo Alto, California 94301. Wells Fargo does not manage any other investment company with similar investment policy. The professionals who manage the Fund are employees of Wells Fargo who have been designated by it as principal advisors of the Fund. If Proposal 1 is adopted, upon the liquidation of the Fund's assets, and the degistration of the Fund as an investment company, the Fund will cancel its contract with Wells Fargo in accordance with its terms.

                                   LITIGATION

      The Fund is not a party to any litigation.

                                  MISCELLANEOUS

      As of the date of this Proxy Statement, management does not know of any other matters that will come before the Special Meeting. In the event that any other matter properly comes before the Special Meeting, the persons named in the enclosed form of proxy intend to vote all proxies in accordance with their best judgment on such matters.

                                By order of the Board of Directors,


                                Harry Nadler
                                EXECUTIVE VICE PRESIDENT

Dated: December 3, 2003

PLEASE SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD NOW

                                    EXHIBIT A
                     DK INVESTORS, INC. PLAN OF LIQUIDATION

      This Plan of Liquidation ("Plan") of DK INVESTORS, INC. (the "Fund"), a corporation organized and existing under the laws of the State of New York and registered as a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), is intended to accomplish the complete liquidation and distribution of the assets of the Fund in conformity with all provisions of New York law and the Fund's Articles of Incorporation and By-Laws.

      WHEREAS, the Fund's Board of Directors, on behalf of the Fund, has determined that the shareholders should vote on whether to sell the assets of the Fund in complete liquidation of the Fund, and distribute the net proceeds thereof, and

      WHEREAS, the Board of Directors adopted this Plan as the method of liquidating and distribution the proceeds the Fund and directed that this Plan be submitted to shareholders of the Fund for their consideration;

      NOW THEREFORE, the liquidation and distribution of the net proceeds of the Fund shall be carried out in the manner hereinafter set forth:

      1. Effective Date of Plan. The Plan shall be and become effective on the day after the adoption and approval of the Plan by the shareholders in the manner and by the vote required by New York law and the Fund's Articles of Incorporation. Such date is hereinafter called the "Effective Date."

      2. Cessation of Business. As of the Effective Date, the Fund shall cease its operations, and thereafter, shall not engage in any business activities except for the purposes of selling and preserving the value of the Fund's assets and distributing the proceeds of the sale to the Fund's shareholders in accordance with the provisions of the Plan after the payment to (or reservation of assets for payment of) all liabilities and obligations of the Fund.

      3. Notice of Liquidation. As soon as practicable after the Effective Date, the Fund shall mail notice to the appropriate parties that this Plan has been approved by the Board of Directors and the shareholders and that the Fund will be liquidating its assets, to the extent such notice is required under the New York General Law (the "NYGCL"). Specifically, the Fund shall mail notice to its known creditors at their addresses as shown on the Fund's records.

      4. Liquidation of Assets. As soon as is reasonable and practicable after the Effective Date, all portfolio securities of the Fund shall be converted to cash or cash equivalents.

      5. Payment of Debts. As soon as practicable after the Effective Date, the Fund shall determine and pay, or set aside in cash or cash equivalents, the amount of all known or reasonably ascertainable liabilities of the Fund incurred or expected to be incurred prior to the date of liquidating distribution provided for in Section 6 below.

      6. Liquidating Distributions. The net proceeds of the liquidation of the Fund's assets are expected to be distributed in one or more cash payments. The first distribution (the "First Distribution") is expected to consist of cash representing substantially all the assets of the Fund, less an estimated amount necessary to (a) discharge any unpaid liabilities and obligations of the Fund on the Fund's books on the First Distribution date, (b) liabilities as the Board of Directors shall reasonably deem to exist against the assets of the Fund on the Fund's books on the First Distribution date, and (c) the liabilities expected to be incurred to maintain the existence and registration of the corporation under the Securities Exchange Act of 1934 for two years, a sum not to exceed $75,000.). Any subsequent distributions, will consist of cash from liquidation of any assets remaining after payment of liabilities and obligations, the proceeds of any sale of assets of the Fund under the Plan not sold prior to the First Distribution and any other miscellaneous income to the Fund.

      Each shareholder will receive liquidating distributions equal to the shareholder's proportionate interest in the net assets of the Fund. All shareholders will receive information concerning the sources of the liquidating distribution.

      7. Expenses of the Liquidation and Dissolution. The Fund shall bear all of the expenses incurred by it in carrying out this Plan including, but not limited to, all printing, legal, accounting, custodian and transfer agency fees, and the expenses of any reports to or meeting of shareholders whether or not the liquidation contemplated by this Plan is carried out.

      8. Power of Board of Directors. Subject to the direction of the Board of Directors, the Fund's officers shall have authority to do or authorize any or all acts and things as provided for in the Plan and any and all such further acts and things as they may consider necessary or desirable to carry out the purposes of the Plan, including, without limitation, the execution and filing of all certificates, documents, information returns, tax returns, forms and other papers which may be necessary or appropriate to implement the Plan or which may be required by the provisions of the 1940 Act or any other applicable laws.

      The death, resignation or other disability of any director or any officer of the Fund shall not impair the authority of the surviving or remaining directors or officers to exercise any of the powers provided for in the Plan.

      9. De-Registration Under the 1940 Act. As soon as practicable after the liquidation and distribution of the Fund's assets, the Fund shall prepare and file a Form N-8F with the Securities and Exchange Commission in order to de-register the Fund under the 1940 Act. The Fund shall also file, if required, a final Form N-SAR (a semi-annual report) and Form CSR (an annual report) with the Securities and Exchange Commission.

      10. Maintenance of the Corporation and/or Dissolution of the Corporation The Board of Directors shall maintain the corporate existence of the company as a shell until such time as: 1) the directors are able to recommend that the corporation acquire another business and/or new capital; or 2) until the Board of Directors determines to dissolve the corporation.

      11. Amendment of Plan. The Board of Directors shall have the authority to authorize such variations from or amendments to the provisions of the Plan as may be necessary or appropriate to carry out the purposes to be accomplished by the Plan.

      12. Other Power of the Directors. Implementation of this Plan shall be under the direction of the Board of Directors, who shall have full authority to carry out the provisions of this Plan or such other actions as they deem appropriate without further shareholder action.

      13. Appraisal Rights. Shareholders will not be entitled to appraisal rights under New York law in connection with the Plan.

                                    EXHIBIT B

      The shares of the Fund are currently traded on the OTC Pink Sheets. The following table shows the history of public trading of the Fund's shares, by quarter, for the last two fiscal years and the nine month period ending September 30, 2003, as reported on the OTC Pink Sheets.

                        Net Asset Value (NAV)                  Market Price
                        ---------------------                  ------------

Quarter Ended            High           Low                 High           Low
-------------            ----           ---                 ----           ---

   03/31/01              13.06         13.00                 9.75          9.75
   06/30/01              12.93         12.75                 9.75          9.75
   09/30/01              13.01         12.97                10.12         10.00
   12/31/01              13.01         12.90                10.10         10.10
   03/31/02              13.10         12.85                 9.88          9.88
   06/30/02              13.13         13.07                10.57         10.05
   09/30/02              13.42         13.25                10.86         10.57
   12/31/02              13.39         13.25                10.86          8.00
   03/31/03              13.53         13.35                10.80          9.40
   06/30/03              13.59         13.45                11.05          9.85
   09/30/03              13.50         13.09                11.00         10.90

As of November 28, 2003, there have been no reported bid or asked prices since the last reported trade of the shares of the Fund reported on the OTC Bulletin Board. That trade was for $11.15 share. That price was at a discount of 16.5% from the net asset value on November 28, 2003 of $13.36 per share.

                       SPECIAL MEETING OF SHAREHOLDERS OF

                               DK INVESTORS, INC.

                                December 17, 2003

                           Please date, sign and mail
                             your proxy card in the
                            envelope provided as soon
                                  as possible.

     Please detach along perforated line and mail in the envelope provided.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE |X|

                                                                                  FOR    AGAINST  ABSTAIN
1.    Approval of Plan of Liquidation and Distribution of Net Proceeds            |_|      |_|      |_|

2.    Approval of Maintenance of the Corporate Existence of DK Investors:         |_|      |_|      |_|

3.    In their discretion on any other business which may properly come before    |_|      |_|      |_|
      the meeting or any adjournments thereof:

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" EACH OF THE PROPOSALS DESCRIBED ABOVE. IF ANY OTHER BUSINESS IS PRESENTED AT THE SPECIAL MEETING, THE PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXIES.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
|_|

Signature of Shareholder ____________________________   Date: __________________

Signature of Shareholder ____________________________   Date: __________________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

                                    P R O X Y
                                DK INVESTORS, INC

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
               SPECIAL MEETING OF SHAREHOLDERS - December 17, 2003

The undersigned hereby appoints Harry Nadler and Martin Mushkin, and each of them, the proxies of the undersigned, with power of substitution to each of them to vote all shares of DK Investors, Inc. which the undersigned is entitled to vote at the Special Meeting of Shareholders of DK INVESTORS, INC. to be held at the offices of Pomeranz Gottlieb & Mushkin, LLC, 205 Lexington Avenue, New York, New York 10016-6022 on Wednesday, December 17, 2003 at 10:00 A.M., New York time, and at any adjournments thereof.

                (Continued and to be signed on the reverse side)